EXHIBIT 5.1

[LETTERHEAD OF MILES & STOCKBRIDGE P.C.]

August 26, 2013

Brookfield DTLA Fund Office Trust Investor Inc.

250 Vesey Street, 15th Floor

New York, New York 10281

Re: Registration Statement on Form S-4 (Reg. No. 333-189273)

Ladies and Gentlemen:

We have acted as special Maryland counsel to Brookfield DTLA Fund Office Trust Investor Inc., a Maryland corporation (the “Company”), in connection with the issuance of up to 9,730,370 shares of the Company’s 7.625% Series A Cumulative Redeemable Preferred Stock, par value $0.01 per share (the “Shares”). The issuance of the Shares will be registered under the Securities Act of 1933, as amended, in a Registration Statement on Form S–4 (Registration Number 333-189273), as amended through the date hereof (the “Registration Statement”).

We have examined the Registration Statement, the Agreement and Plan of Merger, dated as of April 24, 2013, by and among the Company, MPG Office Trust, Inc., Brookfield DTLA Holdings L.P., Brookfield DTLA Fund Office Trust Inc., Brookfield DTLA Fund Properties LLC and MPG Office, L.P. (as amended by that Waiver and First Amendment to Agreement and Plan of Merger dated as of May 19, 2013, that Second Amendment to Agreement and Plan of Merger dated as of July 10, 2013 and that Third Amendment to Agreement and Plan of Merger dated as of August 14, 2013) (the “ Merger Agreement”), pursuant to which the Shares will be issued, the charter of the Company, including the Articles Supplementary with respect to the Shares accepted for record by the State Department of Assessment and Taxation of the State of Maryland on August 23, 2013, the bylaws of the Company, certain records of proceedings of the board of directors of the Company with respect to the authorization and issuance of the Shares and the transactions contemplated by the Merger Agreement, and such other corporate records, certificates and documents as we deemed necessary for the purpose of this opinion. We have relied as to certain factual matters on information obtained from public officials and from officers of the Company. Based on that examination, it is our opinion that the Shares, when issued under the circumstances contemplated in the Registration Statement, will be legally issued, fully paid and non-assessable.

We express no opinion with respect to the laws of, or the effect or applicability of the laws of, any jurisdiction other than, and our opinion expressed herein is limited to, the laws of the State of Maryland. The opinion expressed herein is limited to the matters expressly set forth in this letter and no other opinion should be inferred beyond the matters expressly stated.

We hereby consent to the use of our name under the heading “Legal Matters” in the prospectus that is a part of the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement. In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

Miles & Stockbridge P.C.

By: /s/ J.W. Thompson Webb

Principal